PAGE 1
                                                                (EXHIBIT (99.1))



                                 ANNUAL REPORT



                       Pursuant to Section 15(d) of the
                            Securities Act of 1934



                              For the Year Ended
                               December 31, 1999


                      __________________________________



              THE LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN
              ---------------------------------------------------

The Lifeline Employees' Savings
and Investment Plan
Financial Statements and Supplemental Schedule
To Accompany 1999 Form 5500
Annual Report of Employee Benefit Plan
Under ERISA of 1974
For the Years Ended December 31, 1999 and 1998

The Lifeline Employees' Savings and Investment Plan
Index to Financial Statements and Supplemental Schedule
For the Years Ended December 31, 1999 and 1998
--------------------------------------------------------------------------------


                                                                                            Page(s)
Report of Independent Accountants                                                              2

Financial Statements:
 Statements of Net Assets Available for Plan Benefits, with Fund Information,
  December 31, 1999 and 1998                                                                 3-4

 Statements of Changes in Net Assets Available for Plan Benefits, with Fund Information,
  for the years ended December 31, 1999 and 1998                                             5-6

 Notes to Financial Statements                                                              7-12

Supplemental Schedule:
 Schedule of Assets Held for Investment Purposes as of December 31, 1999                      13

Certain supplemental schedules have been omitted because they are either not required or not applicable under the Employee Retirement Income Security Act of 1974.

                       Report of Independent Accountants


To the Participants and Administrator of the Lifeline Employees' Savings and Investment Plan:

In our opinion, the accompanying statements of net assets available for plan benefits and the related statements of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for plan benefits of the Lifeline Employees' Savings and Investment Plan (the "Plan") at December 31, 1999 and 1998, and the changes in net assets available for plan benefits for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Assets Held for Investment Purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statement of net assets available for plan benefits and the statement of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedule and fund information are the responsibility of the Plan's management. The supplemental schedule and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                                  /s/PricewaterhouseCoopers LLP
Boston, Massachusetts
June 8, 2000

The Lifeline Employees' Savings and Investment Plan
Statement of Net Assets Available for Plan Benefits, with Fund Information December 31, 1999
--------------------------------------------------------------------------------

                                                                    SSGA        SSGA        Strong      INVESCO      Dreyfus
                                                     Lifeline     Growth &     S&P 500    Government     Total      Emerging
                                                       Fixed       Income       Index     Securities    Return       Leaders
                                                       Fund         Fund        Fund         Fund        Fund         Fund
Assets
Investments, at fair value (Notes C and D):
  Common collective trust                         $    368,042
  Shares of registered investment companies            930,611   $3,568,457   $1,328,463  $  271,612   $2,072,817   $1,088,009
  Lifeline Systems, Inc. stock
  Participant loans receivable
                                                  ------------   ----------   ----------  ----------   ----------   ----------
       Total investments                             1,298,653    3,568,457    1,328,463     271,612    2,072,817    1,088,009

Employer contributions receivable                        1,589        3,837        5,209       1,067        7,777        3,720
Employee contributions receivable                        4,802       11,078       15,439       2,440       19,309       12,389
                                                  ------------   ----------   ----------  ----------   ----------   ----------
       Total assets                                  1,305,044    3,583,372    1,349,111     275,119    2,099,903    1,104,118
                                                  ------------   ----------   ----------  ----------   ----------   ----------
Net assets available for plan benefits            $  1,305,044   $3,583,372   $1,349,111  $  275,119   $2,099,903   $1,104,118
                                                  ============   ==========   ==========  ==========   ==========   ==========
                                                                      Lifeline
                                                      Scudder      Systems, Inc.    Participant
                                                   International      Common           Loan         Total
                                                        Fund          Stock            Fund          Plan
Assets
Investments, at fair value (Notes C and D):
  Common collective trust                                                                        $     368,042
  Shares of registered investment companies        $     543,628                                     9,803,597
  Lifeline Systems, Inc. stock                                     $  1,425,917                      1,425,917
  Participant loans receivable                                                      $   512,608        512,608
                                                   -------------   ------------     -----------  -------------
       Total investments                                 543,628      1,425,917         512,608     12,110,164

Employer contributions receivable                          1,504          3,763                         28,466
Employee contributions receivable                          4,526          9,962                         79,945
                                                   -------------   ------------     -----------  -------------
       Total assets                                      549,658      1,439,642         512,608     12,218,575
                                                   -------------   ------------     -----------  -------------
Net assets available for plan benefits             $     549,658   $  1,439,642     $   512,608  $  12,218,575
                                                   =============   ============     ===========  =============

  The accompanying notes are an integral part of these financial statements.

The Lifeline Employees' Savings and Investment Plan
Statement of Net Assets Available for Plan Benefits, with Fund Information December 31, 1998
--------------------------------------------------------------------------------


                                                                     SSGA       SSGA        SSGA        SSGA
                                                        Lifeline     Bond      S&P 500     Matrix       Small       Scudder
                                                          Fixed     Market      Index      Equity        Cap     International
                                                          Fund       Fund       Fund        Fund        Fund         Fund
Assets
Investments, at fair value (Notes C and D):
  Common collective trust                            $    659,442
  Shares of registered investment companies               778,252  $ 228,683  $ 860,319   $3,327,413  $ 762,230  $  236,215
  Lifeline Systems, Inc. stock
  Participant loans receivable
                                                     ------------  ---------  ---------   ----------  ---------  ----------
       Total investments                                1,437,694    228,683    860,319    3,327,413    762,230     236,215

Employer contributions receivable                           2,653        968      3,995        3,885      4,315       1,428
Employee contributions receivable                           6,867      3,315     10,872       11,163     13,982       3,865
                                                     ------------  ---------  ---------   ----------  ---------  ----------
       Total assets                                     1,447,214    232,966    875,186    3,342,461    780,527     241,508
                                                     ------------  ---------  ---------   ----------  ---------  ----------
Net assets available for plan benefits               $  1,447,214  $ 232,966  $ 875,186   $3,342,461  $ 780,527  $  241,508
                                                     ============  =========  =========   ==========  =========  ==========

                                                         Life        Life
                                                       Solutions   Solutions      Life        Lifeline
                                                       Income &    Balanced     Solutions   Systems, Inc.    Participant
                                                        Growth      Growth       Growth        Common            Loan      Total
                                                         Fund        Fund         Fund          Stock            Fund       Plan
Assets
Investments, at fair value (Notes C and D):
  Common collective trust                                                                                                $   659,442
  Shares of registered investment companies           $ 442,577  $  875,747    $ 474,387                                   7,985,823
  Lifeline Systems, Inc. stock                                                              $  1,860,216                   1,860,216
  Participant loans receivable                                                                              $  447,146       447,146
                                                      ---------  ----------    ---------    ------------    ----------   -----------
       Total investments                                442,577     875,747      474,387       1,860,216       447,146    10,952,627

Employer contributions receivable                         1,536       3,229        3,664           4,195                      29,868
Employee contributions receivable                         3,495       8,190       11,384           9,877                      83,010
                                                      ---------  ----------    ---------    ------------    ----------   -----------
       Total assets                                     447,608     887,166      489,435       1,874,288       447,146    11,065,505
                                                      ---------  ----------    ---------    ------------    ----------   -----------
Net assets available for plan benefits                $ 447,608  $  887,166    $ 489,435    $  1,874,288    $  447,146   $11,065,505
                                                      =========  ==========    =========    ============    ==========   ===========

  The accompanying notes are an integral part of these financial statements.

The Lifeline Employees' Savings and Investment Plan
Statement of Changes in Net Assets Available for Plan Benefits, with Fund Information For the Year Ended December 31, 1999
--------------------------------------------------------------------------------

                                                                              SSGA          SSGA           SSGA            SSGA
                                                              Lifeline        Bond         S&P 500        Matrix          Small
                                                               Fixed         Market         Index         Equity           Cap
                                                                Fund          Fund          Fund           Fund            Fund
Additions:
  Employee contributions and rollovers                    $     95,151   $    33,940   $    277,146   $    160,060   $    172,256
  Employer contributions                                        26,911        12,417         63,004         42,969         47,668
  Interest and dividend income                                                 9,237         50,300        441,003         50,830
  Net appreciation in fair value of investments                 66,177                      180,558
  Interfund transfers                                          131,725        66,118        288,819        113,279         61,945
                                                          ------------   -----------   ------------   ------------   ------------

       Total additions                                         319,964       121,712        859,827        757,311        332,699

Deductions:
  Benefits and withdrawals                                     292,454        30,383        153,676        288,897         20,198
  Net depreciation in fair value of investments                                9,279                       117,791         69,988
  Administrative expenses                                          228             7            206            220            164
  Interfund transfers                                          169,452       315,009        232,020      3,692,864      1,022,876
                                                          ------------   -----------   ------------   ------------   ------------

       Total deductions                                        462,134       354,678        385,902      4,099,772      1,113,226
                                                          ------------   -----------   ------------   ------------   ------------

Net additions (deductions)                                    (142,170)     (232,966)       473,925     (3,342,461)      (780,527)

Net assets available for plan benefits, beginning of year    1,447,214       232,966        875,186      3,342,461        780,527
                                                          ------------   -----------   ------------   ------------   ------------

Net assets available for plan benefits, end of year       $  1,305,044   $         -   $  1,349,111   $          -   $          -
                                                          ============   ===========   ============   ============   ============

                                                                                Life           Life
                                                                             Solutions      Solutions         Life          SSGA
                                                               Scudder        Income &       Balanced      Solutions      Growth &
                                                           International       Growth         Growth         Growth        Income
                                                                Fund            Fund           Fund           Fund          Fund
Additions:
  Employee contributions and rollovers                     $      73,177  $     55,639   $     89,589   $    149,192   $     22,595
  Employer contributions                                          20,654        18,851         32,097         46,017          7,978
  Interest and dividend income                                    32,378        19,629         31,024         19,888         20,114
  Net appreciation in fair value of investments                  147,189         2,339         43,086         43,383        125,443
  Interfund transfers                                             91,952        10,631         26,077         15,268      3,444,919
                                                           -------------  ------------   ------------   ------------   ------------

       Total additions                                           365,350       107,089        221,873        273,748      3,621,049

Deductions:
  Benefits and withdrawals                                        17,713        12,083         25,429         18,600         11,835
  Net depreciation in fair value of investments
  Administrative expenses                                             84            80            170             95             28
  Interfund transfers                                             39,403       542,534      1,083,440        744,488         25,814
                                                           -------------  ------------   ------------   ------------   ------------

       Total deductions                                           57,200       554,697      1,109,039        763,183         37,677
                                                            ------------   -----------   ------------   ------------   ------------

Net additions (deductions)                                       308,150      (447,608)      (887,166)      (489,435)     3,583,372

Net assets available for plan benefits, beginning of year        241,508       447,608        887,166        489,435
                                                           -------------  ------------   ------------   ------------   ------------

Net assets available for plan benefits, end of year        $     549,658  $          -   $          -   $          -   $  3,583,372
                                                           =============  ============   ============   ============   ============

                                                              Strong     INVESCO    Dreyfus      Lifeline
                                                            Government    Total    Emerging   Systems, Inc.   Participant
                                                            Securities   Return     Leaders       Common         Loan       Total
                                                               Fund       Fund       Fund         Stock          Fund        Plan
Additions:
  Employee contributions and rollovers                    $   5,154  $    38,789  $    24,765  $   227,413               $ 1,424,866
  Employer contributions                                      2,027       16,390        8,130       58,403                   403,516
  Interest and dividend income                                2,170       97,670        1,928                 $  29,732      805,903
  Net appreciation in fair value of investments                                       108,239                                716,414
  Interfund transfers                                       274,925    2,146,986      964,870      268,471      263,579    8,169,564
                                                          ---------  -----------  -----------  -----------    ---------  -----------

       Total additions                                      284,276    2,299,835    1,107,932      554,287      293,311   11,520,263

Deductions:
  Benefits and withdrawals                                    1,305       55,903        2,120       99,510       32,985    1,063,091
  Net depreciation in fair value of investments               5,461      107,744                   822,725                 1,132,988
  Administrative expenses                                                    225           43                                  1,550
  Interfund transfers                                         2,391       36,060        1,651       66,698      194,864    8,169,564
                                                          ---------  -----------  -----------  -----------    ---------  -----------

       Total deductions                                       9,157      199,932        3,814      988,933      227,849   10,367,193
                                                          ---------  -----------  -----------  -----------    ---------  -----------

Net additions (deductions)                                  275,119    2,099,903    1,104,118     (434,646)      65,462    1,153,070

Net assets available for plan benefits, beginning of year                                        1,874,288      447,146   11,065,505
                                                          ---------  -----------  -----------  -----------    ---------  -----------

Net assets available for plan benefits, end of year       $ 275,119  $ 2,099,903  $ 1,104,118  $ 1,439,642    $ 512,608  $12,218,575
                                                          =========  ===========  ===========  ===========    =========  ===========

  The accompanying notes are an integral part of these financial statements.

The Lifeline Employees' Savings and Investment Plan
Statement of Changes in Net Assets Available for Plan Benefits, with Fund Information For the Year Ended December 31, 1998
--------------------------------------------------------------------------------


                                                                                    SSGA        SSGA         SSGA         SSGA
                                                                    Lifeline        Bond      S&P 500       Matrix        Small
                                                                      Fixed        Market       Index       Equity         Cap
                                                                       Fund         Fund        Fund         Fund         Fund
Additions:
  Employee contributions and rollovers                           $     88,899   $  144,283  $  163,925  $    246,805  $  241,789
  Employer contributions                                               30,876       10,395      48,889        46,732      59,429
  Interest and dividend income                                             37       12,695      82,089       454,256         942
  Net appreciation in fair value of investments                        68,940                   65,171       153,020
  Interfund transfers                                                 219,218       20,884     251,780        28,100     230,827
                                                                 ------------   ----------  ----------  ------------  ----------

       Total additions                                                407,970      188,257     611,854       928,913     532,987


Deductions:
  Benefits and withdrawals                                            190,307        4,577      12,312        86,832      17,696
  Net depreciation in fair value of investments                                      1,482                                59,675
  Administrative expenses                                                 483           94         192           537         276
  Interfund transfers                                                 328,504        4,542      92,268       398,153     202,887
                                                                 ------------   ----------  ----------  ------------  ----------

       Total deductions                                               519,294       10,695     104,772       485,522     280,534
                                                                 ------------   ----------  ----------  ------------  ----------

Net additions (deductions)                                           (111,324)     177,562     507,082       443,391     252,453

Net assets available for plan benefits, beginning of year           1,558,538       55,404     368,104     2,899,070     528,074
                                                                 ------------   ----------  ----------  ------------  ----------

Net assets available for plan benefits, end of year              $  1,447,214   $  232,966  $  875,186  $  3,342,461  $  780,527
                                                                 ============   ==========  ==========  ============  ==========

                                                                                                      Life          Life
                                                                     SSGA                          Solutions     Solutions
                                                                    Active          Scudder        Income &       Balanced
                                                                 International   International       Growth        Growth
                                                                      Fund            Fund            Fund          Fund
Additions:
  Employee contributions and rollovers                           $      30,752   $     61,227    $     59,711  $     99,889
  Employer contributions                                                 9,072          9,895          19,773        37,954
  Interest and dividend income                                                         23,769          36,768        85,567
  Net appreciation in fair value of investments                         19,820                          5,969         7,611
  Interfund transfers                                                   18,440        187,697          80,333        51,417
                                                                 -------------   ------------    ------------  ------------

       Total additions                                                  78,084        282,588         202,554       282,438


Deductions:
  Benefits and withdrawals                                               6,600            327          16,351        33,066
  Net depreciation in fair value of investments                                        27,269
  Administrative expenses                                                   69              7             242           317
  Interfund transfers                                                  197,288         13,477         102,554        78,319
                                                                 -------------   ------------    ------------  ------------

       Total deductions                                                203,957         41,080         119,147       111,702
                                                                 -------------   ------------    ------------  ------------

Net additions (deductions)                                            (125,873)       241,508          83,407       170,736

Net assets available for plan benefits, beginning of year              125,873                        364,201       716,430
                                                                 -------------   ------------    ------------  ------------

Net assets available for plan benefits, end of year              $           -   $    241,508    $    447,608  $    887,166
                                                                 =============   ============    ============  ============

                                                                    Life        Lifeline
                                                                 Solutions    Systems, Inc.   Participant
                                                                   Growth        Common           Loan        Total
                                                                    Fund         Stock            Fund         Plan
Additions:
  Employee contributions and rollovers                           $   152,785  $    150,157                $  1,440,222
  Employer contributions                                              53,231        56,412                     382,658
  Interest and dividend income                                        45,799                 $    26,819       768,741
  Net appreciation in fair value of investments                        3,312        44,813                     368,656
  Interfund transfers                                                 82,320       340,921       266,259     1,778,196
                                                                 -----------  ------------   -----------  ------------

       Total additions                                               337,447       592,303       293,078     4,738,473

Deductions:
  Benefits and withdrawals                                            21,625        48,562        31,712       469,967
  Net depreciation in fair value of investments                                                                 88,426
  Administrative expenses                                                572                                     2,789
  Interfund transfers                                                 66,366       113,956       179,882     1,778,196
                                                                 -----------  ------------   -----------  ------------

       Total deductions                                               88,563       162,518       211,594     2,339,378
                                                                 -----------  ------------   -----------  ------------

Net additions (deductions)                                           248,884       429,785        81,484     2,399,095

Net assets available for plan benefits, beginning of year            240,551     1,444,503       365,662     8,666,410
                                                                 -----------  ------------   -----------  ------------

Net assets available for plan benefits, end of year              $   489,435  $  1,874,288   $   447,146  $ 11,065,505
                                                                 ===========  ============   ===========  ============

  The accompanying notes are an integral part of these financial statements.

The Lifeline Employees' Savings and Investment Plan
Notes to Financial Statements
--------------------------------------------------------------------------------


A.   Description of the Plan

     The following description of the Lifeline Employees' Savings and Investment Plan (the "Plan") provides only general information. Participants should refer to the plan document for a more complete description of the Plan's provisions.

     General

     The Plan is a defined contribution profit-sharing plan covering all United States employees of Lifeline Systems, Inc. (the "Company") who work at least 1,000 hours during the plan year. Employees become eligible to participate on the entry date following six months of service. The Plan was established in 1984 to provide participants an opportunity to defer taxes on their savings and is intended to be a "qualified cash or deferred arrangement" under certain sections of the Internal Revenue Code. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

     The Plan was amended in December 1998 to qualify employees who transferred employment to the Company as of November 13, 1998 in connection with the Company's acquisition of AlertCall, Inc. as participants in the Plan effective January 1, 1999.

     The Plan was amended in December 1999 to qualify employees who transferred employment to the Company as of August 6, 1999, in connection with the Company's acquisition of TelCARE Systems, Inc. as participants in the Plan effective October 1, 1999.

     Contributions

     Participants may contribute from 1% to 15% of their pay on a pretax basis subject to the annual dollar limits established by the Internal Revenue Service (IRS) and plan limitations. Participants are immediately vested in their contributions and earnings thereon. Rollover contributions from qualified 401(k) plans are also allowed. Withdrawals are permitted as specified by IRS regulations.

     Employer contributions may vary from year to year in such amounts as have been voted by the Board of Directors of the Company pursuant to the provisions of the Plan. For the year ended December 31, 1999 and 1998, the Company matched 100% of the first 2% contributed and 50% of the next 2% contributed up to a maximum of $500 per quarter, or $2,000 per year per participant. Participants are immediately vested in Company matched contributions and earnings thereon. The Board of Directors has the discretion to make additional contributions.

     Loans

     With the approval of the plan administrator, participants may borrow from their vested account balance attributable to employee pre-tax, matching, discretionary, and rollover contributions. The maximum amount that may be borrowed is 50% of a participant's vested interest or $50,000, whichever is less. The minimum loan is $1,000. The interest rate is fixed and will be equal to the prime rate plus one and one-half percent. The maximum loan period is five years. The interest rate charged on participant loans ranged from 9.25% to 10.00% in 1999 and 1998.

     Benefits and Withdrawals

     The Plan allows benefits to be paid in the form of a cash payment or an in-kind distribution for employees who invest in the Company Stock Fund. Several annuity options may be selected by participants (or their beneficiaries) with account balances exceeding $3,500 as of December 1, 1990.

The Lifeline Employees' Savings and Investment Plan
Notes to Financial Statements, Continued
--------------------------------------------------------------------------------


     The Plan also provides for a preretirement survivor annuity to participants of the Plan with account balances exceeding $3,500 as of December 1, 1990, which allows 100% of a married participant's benefits to be used to provide benefits to his/her spouse if the participant dies before benefit payments commence. This provision may be waived once the participant reaches age 35 and obtains written consent from his/her spouse. Benefits to participants not married who die before retirement will be distributed to designated beneficiaries. No death benefits were paid in 1999 or 1998.

     Hardship withdrawals are allowed under the provisions of the Plan.

     Vesting

     Plan participants are at all times 100% vested in the value of their own contributions, rollovers, employer matching contributions, and earnings thereon.

     Investment Options

     The Plan's investment advisor, State Street Global Advisors ("SSGA"), now offers eight investment options which includes stock of the Company to which employees may allocate their contributions and the Company-matching contributions.

     Participants may invest in the following investment options effective January 1, 1998:

     .  Lifeline Fixed Fund - This fund contains the following two funds:

        (i)  Bankers Trust Company Pyramid Guaranteed Investment Contracts
             Fund - This fund invests in Guaranteed Investment Contracts and Bank Investment Contracts issued by life insurance companies or banks. The estimated range of returns for the fund is announced at the beginning of each year. Interest is credited monthly. This represented the Income Fund prior to January 1, 1997.

        (ii) SSGA Stable Value Fund - This fund invests in Investment Contracts issued by insurance companies, banks and other financial institutions, as well as enhanced short-term investment products. The fund's primary objective is to preserve the principal amount of contributions to the fund.

     . SSGA Bond Market Fund - The SSGA Bond Market Fund invests in a diversified portfolio of high quality bonds and strives to maintain a portfolio duration similar to that of the Lehman Brothers Aggregate Bond Index. Duration is a measurement of price sensitivity to interest rate changes. This fund was replaced on November 15, 1999 by the Strong Government Securities Fund.

     . SSGA S&P 500 Index Fund - This fund allows investors to follow the performance of the country's largest, most established companies. It seeks to mirror the performance of the S&P 500 index, one of the most widely followed stock market indicators, generally considered to be representative of the overall U.S. stock market.

The Lifeline Employees' Savings and Investment Plan
Notes to Financial Statements, Continued
--------------------------------------------------------------------------------


     . SSGA Matrix Equity Fund - This fund looks to outperform the overall stock market while maintaining a broadly diversified approach. Stock markets tend to move in cycles, sometimes favoring growth-oriented stocks and other times favoring stable "value" stocks. This fund's strategy is to find the right mix of growth stocks and value stocks in order to participate in up markets and provide protection in down markets. This fund was replaced on November 15, 1999 by the SSGA Growth & Income Fund.

     . SSGA Small Cap Fund - This fund allows investors to capitalize on the potential growth of small cap companies, those with market capitalization's ranging in value from $100 million to $1.5 billion. The fund seeks to meet or exceed the returns of the Russell 2000 Index which provides broad exposure to the U.S. small cap stock market. This fund was replaced on November 15, 1999 by the Dreyfus Emerging Leaders Fund.

     . SSGA Active International Fund - This fund seeks to maximize capital growth while investing primarily in international stocks. The selection process combines both value and growth measures to identify attractive securities. Investments will be made in, but not limited to countries included in the Morgan Stanley Capital International Europe, Australia and Far East (MSCI EAFE Index). This fund was terminated on July 1, 1998 and replaced by the Scudder International Fund.

     . SSGA Growth & Income Fund - The SSGA Growth & Income Fund seeks to achieve long-term capital growth, current income and growth of income primarily through investments in equity securities. The fund's strategy focuses on stocks that seem poised for price increase and stocks that have historically provided reliable dividends.

     . Scudder International Fund - This fund seeks long-term growth of capital through a diversified portfolio of foreign equity securities. The fund invests primarily in foreign companies with strong earnings growth and attractively priced shares. It broadly diversifies assets in many companies, across a wide range of economic sectors, typically in 20 or more different countries.

     . Strong Government Securities Fund - This fund seeks total return by investing for a high level of current income with a moderate degree of share-price fluctuation. Although the fund must invest at least 80% of its net assets in U.S. government securities, the fund intends to invest at least 90% of its net assets in such securities under normal market conditions.

     . INVESCO Total Return Fund - The fund seeks high total return through capital appreciation and current income. The fund pursues reasonably consistent returns over a variety of market cycles. The fund primarily invests in a combination of dividend-paying common stocks and fixed-income securities. The common stock component of the fund is comprised of medium-to larger-sized companies that are currently undervalued by the market. Debt securities include high-quality corporate bonds and obligations of the U.S. government and its agencies.

     . Dreyfus Emerging Leaders Fund - This fund seeks capital growth through investing in small companies characterized by new or innovative products, services or processes having the potential to enhance earnings growth. The fund invests at least 65% of total assets in companies with total market value of less than $1.5 billion at time of purchase. The fund's investments may include common stocks, preferred stocks and convertible securities.

The Lifeline Employees' Savings and Investment Plan
Notes to Financial Statements, Continued
--------------------------------------------------------------------------------


     . Life Solutions Income & Growth Fund - Life Solutions Income & Growth is the least aggressive of the Life Solutions asset allocation portfolios. Its long-term average allocation is expected to be approximately 35% in U.S. stocks, 5% in international stocks, and 60% in bonds. This fund was replaced on November 15, 1999 by the INVESCO Total Return Fund.

     . Life Solutions Balanced Growth Fund - Life Solutions Balanced Growth is the moderate Life Solutions asset allocation portfolio. Its long-term average allocation is expected to be approximately 50% in U.S. stocks, 10% in international stocks, and 40% in bonds. This fund was replaced on November 15, 1999 by the INVESCO Total Return Fund.

     . Life Solutions Growth Fund - Life Solutions Growth is the most aggressive of the Life Solutions asset allocation portfolios. Its long-term average allocation is expected to be approximately 65% in U.S. stocks, 15% in international stocks, and 20% in bonds. This fund was replaced on November 15, 1999 by the INVESCO Total Return Fund.

     . Lifeline Systems, Inc. Common Stock - The Plan's trustee purchases the stock of the Company on the open market.

B.   Summary of Significant Accounting Policies

     Basis of Presentation

     The financial statements of the Plan have been prepared under the accrual basis of accounting and in conformity with generally accepted accounting principles.

     Investment Valuation

     Investments in mutual funds, common collective trusts and the Company's common stock are valued at fair market value using year-end closing prices. Participant loans are valued at cost which approximates fair value. Interest and dividend income is recorded as earned on the accrual basis. The Plan presents in the statement of changes in net assets available for plan benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

     Contributions

     Employee and employer matching contributions are recorded in the period in which the employee payroll deductions are made.

     Payment of Benefits

     Benefit payments are recorded when paid.

     Expenses

     All administrative expenses and fees are paid by the Company except for loan fees which are paid by the participants of the Plan.

     Use of Estimates

     The preparation of the Plan's financial statements in conformity with generally accepted accounting principles requires the plan administrator to make significant estimates and assumptions that affect the reported amounts of net assets available for plan benefits at the date of the financial statements and the changes in net assets available for plan benefits during the reporting period and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

The Lifeline Employees' Savings and Investment Plan
Notes to Financial Statements, Continued
--------------------------------------------------------------------------------


     Risks and Uncertainties

     The Plan provides for various investment options in any combination of stocks, bonds, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for plan benefits.

C.   Investment Contracts with Insurance Company and Bank

     In January 1992 the Plan entered into an investment agreement with Bankers Trust Company to enter into the Bankers Trust Pyramid Guaranteed Investment Contracts Fund, a common collective trust established and managed by Bankers Trust Company. The Fund invests primarily in Guaranteed Investment Contracts ("GICs") and Bank Investment Contracts issued by life insurance companies, banks or other financial institutions, and any of the Bankers Trust Commingled short-term investments funds. The Fund's assets are valued at fair market value, provided, however, assets for which there is no readily ascertainable market value are valued at fair value determined in good faith by the Trustee of the Fund. The Fund expects to maintain a constant unit value of $1.00. Withdrawals are permitted and are subject to a deferred payout schedule.

     In February 1997, the plan terminated its participation in the Bankers Trust Pyramid Guaranteed Investment Contracts Fund and entered into an Investment Management Agreement with Bankers Trust Company. The Investment Management Agreement allows the Company to receive payouts of the Plan's remaining balance in six installments from February 1, 1997 through October 1, 2001.

The Lifeline Employees' Savings and Investment Plan
Notes to Financial Statements, Continued
--------------------------------------------------------------------------------


D.   Investments

     Investments held by the Plan at December 31, 1999 and 1998 are summarized as follows:

                                                             1999             1998
     Description                                          Fair value       Fair value
     Lifeline Fixed Fund                              $   1,298,653  *     $   1,437,694  *
     SSGA Bond Market Fund                                        -              228,683
     SSGA S&P 500 Fund                                    1,328,463  *           860,319  *
     SSGA Matrix Equity Fund                                      -            3,327,413  *
     SSGA Small Cap Fund                                          -              762,230  *
     Scudder International Fund                             543,628              236,215
     Life Solutions Income & Growth Fund                          -              442,577
     Life Solutions Balanced Growth Fund                          -              875,747  *
     Life Solutions Growth Fund                                   -              474,387
     Strong Government Securities Fund                      271,612                    -
     SSGA Growth & Income Fund                            3,568,457  *                 -
     INVESCO Total Return Fund                            2,072,817  *                 -
     Dreyfus Emerging Leaders Fund                        1,088,009  *                 -
     Lifeline Systems, Inc. Company Stock                 1,425,917  *         1,860,216  *
     Participant Loan Fund                                  512,608              447,146
                                                      -------------        -------------
                                                      $  12,110,164        $  10,952,627
                                                      =============        =============

     * Investment represents 5% or more of net assets available for plan benefits.

E.   Tax Status

     The Internal Revenue Service has determined and informed the Company by a letter dated July 10, 1995 that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC).
     The Plan has been amended since receiving the determination letter. However, the plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

F.   Plan Termination

     The Company intends to continue the Plan indefinitely but reserves the right to terminate the Plan at any time without any liability whatsoever for such discontinuance or termination. After payment of expenses by the trustee, the Plan would be liquidated and each participant would receive his or her interest in the form of a lump-sum payment.

G.   Related Party Transactions

     CitiStreet, formerly State Street Solutions, is the Custodian for the Plan. The Plan invests in mutual funds managed by State Street Global Advisors, a related entity to the Custodian. Therefore, CitiStreet is a party-in-interest. In addition, purchases and sales of the Company's common shares and participant loans are considered party-in-interest transactions.

The Lifeline Employees' Savings and Investment Plan
Supplemental Schedule
Schedule of Assets Held for Investment Purposes
December 31, 1999
--------------------------------------------------------------------------------

Identity of issue, borrower,                                                                   Current
lessor or similar party                         Description of investment                       value
* Lifeline Fixed Fund                           Common Collective Trust / Mutual Fund        $   1,298,653

* SSGA Growth & Income Fund                     Mutual Fund                                      3,568,457

* SSGA S&P 500 Index Fund                       Mutual Fund                                      1,328,463

  Strong Government Securities Fund             Mutual Fund                                        271,612

  INVESCO Total Return Fund                     Mutual Fund                                      2,072,817

  Dreyfus Emerging Leaders Fund                 Mutual Fund                                      1,088,009

  Scudder International Fund                    Mutual Fund                                        543,628

* Lifeline Systems, Inc. Common Stock           Shares of Common Stock                           1,425,917

* Participant Loan Fund                         Participant Loans; rates
                                                 ranging from 9.25% to 10.00%                      512,608
                                                                                             -------------
                                                                                             $  12,110,164
                                                                                             =============

* Party-in-interest